EXHIBIT 10.1

AMENDMENT TO THE EMPLOYMENT AGREEMENT
BETWEEN HERMAN L. WORD, JR. AND ADVANCE AUTO PARTS, INC.

This Amendment (“Amendment”) to the Employment Agreement dated October 2, 2022, between Herman L. Word, Jr. (the “Executive”), and Advance Auto Parts, Inc. (the “Company”) (hereinafter referred to as the “Agreement”) is entered into this 13th day of September 2024 (“Amendment Date”). This Amendment shall be effective on September 13, 2024 (“Effective Date”) and shall modify the terms of the Agreement as stated below on a prospective basis as of the Amendment Date. Unless expressly modified herein, all other terms and conditions of the Agreement shall continue to apply in full force and effect. (The Executive and the Company may be referred to collectively as the “Parties”).

The Executive is currently employed as Executive Vice President, U.S. Stores and Carquest Independents for the Company. The Company intends to modify certain job duties currently being performed by the Executive.

The Company agrees that, as a result of the change in job duties, the Executive has “Good Reason” to terminate the Agreement as provided in Section 4(e) of the Agreement and receive the payments and benefits set forth in Section 4(d) of the Agreement (herein after collectively referred to as “Termination Payment”). However, in consideration of continuing the employment relationship, the Parties have mutually agreed to temporarily defer the Executive’s right to elect Resignation from Employment by the Company for Good Reason pursuant to Section 4(e)(i)(B) of the Agreement based on the change in his job duties, and the related Termination Payment, to the extent stated in the Amendment.

Now, therefore, the Parties agree to modify the following sections of the Agreement as stated:

1.Section 1 - Position; Term. The Executive agrees to serve as the Company’s Executive Vice President, Professional.

2.Section 3 - Compensation. The Company agrees that for at least twelve (12) months following the Effective Date of the Amendment, the Executive’s current job grade and compensation, as outlined in Section 3 of the Agreement and currently in effect as of the Amendment Date, will not be reduced, provided that the Executive continues to be employed by the Company during this time frame. Thereafter, the Parties understand and agree that the Executive’s compensation and respective job grade shall be determined in accordance with the Company’s applicable policies, programs and processes.

3.Section 4(e) - Resignation from Employment by the Company for Good Reason. As a result of the change in the Executive’s job responsibilities, the Executive shall be deemed to have Good Reason to exercise his rights under Section 4(e) of the Agreement. In consideration of retaining and compensating the Executive, the Executive agrees not to exercise, or attempt to exercise, pursuant to Section 4(e)(i)(B) of the Agreement, a Resignation for Good Reason based on the fact that the Executive’s duties and responsibilities are being modified. In exchange for the Executive’s agreement to not exercise, or attempt to exercise, this right to Resign for Good Reason pursuant to Section 4(e)(i)(B) of the Agreement, the Company agrees to provide the Executive a one-time delayed opportunity to exercise the Resignation for Good Reason on March 15, 2025. The period of time from the Effective Date of the Amendment until March 15, 2025 will be referred to herein as the “Deferred Resignation Period”. The Parties agree that, if the Executive decides to exercise his right to Resign for Good Reason as set forth in this Amendment at the end of the Deferred Resignation Period, the Executive shall provide no less than sixty (60) days prior written notice to the Company that he is exercising his delayed right to resign; provided that no other notice as stated in Section 4(e)(ii) of the Agreement is required, and the Company expressly waives any opportunity to cure as provided in Section 4(e)(ii) of the Agreement. If the Executive chooses to exercise his delayed Resignation for Good Reason at the end of the Deferred Resignation Period as described herein, the Termination Payment will be in an amount equal to the benefits and payment the Executive would be eligible to receive pursuant to Sections 4(d) and 4(e) of the Agreement on the Effective Date of this Amendment.

This Amendment does not diminish the Executive’s or the Company’s right to terminate the Agreement pursuant to any other term in the Agreement, including but not limited to the Executive’s right to terminate the Agreement without Good Reason pursuant to Section 4(g) during the Deferred Resignation Period by providing at least sixty (60) days written notice to the Company. If the Executive resigns or attempts to resign pursuant to Section 4(e)(i)(B) or 4(g) prior to the end of the Deferred Resignation Period, the Executive agrees he will forfeit this Termination Payment and no Termination Payment shall be owed to the Executive. If the Executive resigns or the Company terminates the Executive for any other reason permitted by the Agreement, then the payment and benefits terms, if any, applicable to that particular reason as stated in the Agreement shall apply. For purposes of clarity, both Parties understand and agree that, if circumstances warrant, the Executive will only be eligible for a single instance of payment and benefits under Section 4 of the Agreement, as multiple payments are not contemplated by this Amendment.

Furthermore, Section 4(e)(i)(B) of the Agreement shall be amended and replaced to read as follows:

(B) a material diminution in the Executive’s authority, duties or responsibilities;

4.Section 8 - Entire Agreement. The Agreement and this Amendment entered into between the Executive and Company shall constitute the entire agreement between the Parties. With respect to the provisions addressed in this Amendment, this Amendment shall control. Any subsequent authorization or modification of the Agreement or this Amendment must be made in writing and signed by duly authorized representatives of the Executive and the Company.

5.Section 22 – Non-Waiver. The Parties agree that the Executive’s agreement to delay his right to Resign for Good Reason pursuant to Section 4(e)(i)(B) pursuant to this

Amendment shall not constitute a waiver of the Executive’s or the Company’s right to terminate the Agreement pursuant to any other term of the Agreement. If the Executive resigns or the Company terminates the Executive for any other reason permitted by the Agreement, then the payment and benefits terms, if any, applicable to that particular reason as stated in the Agreement shall apply. Except as otherwise provided herein, the Parties, by entering into this Amendment, reserve all rights under the Agreement and waive none.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed this day signed below.

Herman L. Word, Jr.	Advance Auto Parts, Inc.

/s/ Herman L. Word, Jr.	/s/ Shane O’Kelly

Date: September 13, 2024	Name: Shane O’Kelly
Title: President/Chief Executive Officer
Date: September 13, 2024